                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
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                                                               SEC FILE NUMBER
                     NOTIFICATION OF LATE FILING
                                                                 000-50833

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                                                                CUSIP NUMBER

(check One):    [X]Form 10-K    [ ]Form 20-F    [ ]Form 11-K    [ ] Form 10-Q
                [ ]Form N-SAR   [ ]  Form N-CSR

                       For Period Ended: December 31, 2004
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                       [  ]   Transition Report on Form 10-K
                       [  ]   Transition Report on Form 20-F
                       [  ]   Transition Report on Form 11-K
                       [  ]   Transition Report on Form 10-Q
                       [  ]   Transition Report on Form N-SAR

                       For the Transition Period Ended:
                                                        ------------------------

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  Read attached instruction sheet before preparing form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant

China Mineral Acquisition Corporation
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Former Name if Applicable

N/A
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Address of Principal Executive Office (Street and Number)

210 East 85th Street, Suite 16
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City, State and Zip Code
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NY, NY 10028
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                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)
   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
   (b) The subject annual report, semi-annual report, transition report on Form
       10-K, Form 20-F, 11-K, Form N-SAR or |X| From N-CSR, or portion thereof,
[x]    will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
   (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
       has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 20-F,
11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The report of China Mineral Acquisition Corporation on Form 10-KSB could not be filed within the prescribed time period because the Company's financial statements were not completed and could not be completed within the prescribed time period without unreasonable effort or expense. As a result, the Company could not solicit and obtain the necessary review of the Form 10-KSB and signature thereto in a timely fashion prior to the due date of the report.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Mitchell S. Nussbaum, Esq.           212                 407-4159
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              (Name)                 (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the
    Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
    of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). [X] Yes [ ] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                      China Mineral Acquisition Corporation
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date :    March 31, 2005                  By:  /s/ Simon Mu
                                               ---------------------------------
                                               Name:  Simon Mu
                                               Title: Chief Executive Officer
                                                      and President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
   VIOLATIONS (SEE 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1.    This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General
      Rules and Regulations  under the Securities  Exchange Act of 1934.

2.    One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange
      Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the
      General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the
      Commission files.

3.    A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4.    Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.